UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number   0-19843


                          ALBANK Financial Corporation
             (Exact name of registrant as specified in its charter)


       10 North Pearl Street, Albany, New York 12207-2774, (518) 445-2100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(i)     [ ]
    Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)    [ ]
    Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)     [ ]
    Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6              [ ]

         Approximate  number of holders  of record as of  the  certification  or
notice date:   None

         Pursuant to the requirements of the Securities Exchange Act of 1934, ALBANK Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: December 17, 1998          By: /s/ Robert J. Vana
      -----------------              --------------------
                                     Robert J. Vana
                                     Chief Corporate Counsel and Corporate
                                     Secretary of Charter One Financial, Inc.
                                     (successor by merger to ALBANK
                                        Financial Corporation)